Exhibit 4.2

AMENDMENT NO. 4 to RIGHTS AGREEMENT

          This Amendment No. 4 to Rights Agreement is entered into as of March 9, 2006, by and between Verilink Corporation, a Delaware corporation (the “Company”) and American Stock Transfer and Trust Company, a New York banking corporation (“AST”).

          WHEREAS, the Company and AST, as successor-in-interest to EquiServe Trust Company, N.A., entered into a Rights Agreement dated as of November 29, 2001, as amended by Amendment No. 1 to Rights Agreement dated as of May 30, 2002, Amendment No. 2 to Rights Agreement dated as of April 28, 2004, and Amendment No. 3 to Rights Agreement dated as of March 20, 2005 (as amended, the “Existing Rights Agreement”);

          WHEREAS, the Company and AST each desire to further amend the Existing Rights Agreement;

          NOW, THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1.          Section 1(c) of the Existing Rights Agreement is amended by deleting subsection (iii) thereof in its entirety and inserting the following as a new subsection (iii):

“In addition, notwithstanding anything to the contrary contained in this Section 1(c), no Person shall be deemed the “Beneficial Owner” of, nor to “beneficially own,” Common Shares that may be acquired upon conversion or exercise of, or in payment of any amounts due under the Amended Notes, the Amended Warrants and the Additional Warrants (as such terms are defined in that certain Securities Purchase Agreement dated as of March 20, 2005 by and among the Company and the investors listed on the Schedule of Buyers attached thereto, as amended by those certain Consent, Exchange and Amendment Agreements dated as of March 9, 2006).”

          2.          Except as expressly modified herein, the Existing Rights Agreement shall remain in full force and effect.

          3.          The foregoing amendments shall become effective as of the close of business, Eastern Daylight Time, on March 9, 2006.  This Amendment No. 4 may be executed in one or more counterparts, each of which shall together constitute one and the same document.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date indicated above.

VERILINK CORPORATION

By:

Name:

Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:

Name:

Title: